UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                      FORM 8-K


                                  CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     August 30, 2002
                                                 --------------------

                        Presidential Realty Corporation
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                  (Exact name of registrant as specified in charter)


         DELAWARE                 1-8594              13-1954619
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(State or other jurisdiction   (Commission         (I.R.S. Employer
       of incorporation)        File Number)     Identification Number)


180 South Broadway, White Plains, New York            10605
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(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code   (914) 948-1300
                                                     --------------


           No change since last Report
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(Former name or former address, if changed since
         last report)











Item 5.  Other Events and Regulation FD Disclosure.
         ------------------------------------------

   On August 30, 2002, Presidential Realty Corporation ("Presidential") consummated the sale of its Sunwood Apartments property in Miami, Florida to Sunwood Development LLC for a sales price of $8,000,000 pursuant to a contract for the sale executed in February, 2002. The net cash proceeds of sale, after repayment of the $4,641,879 first mortgage loan, a brokerage fee of $240,000 and other expenses of sale of $25,804, were $3,092,317, substantially all of which is being held in escrow to be used to purchase an exchange property pursuant to a tax-free exchange under Section 1031 of the Internal Revenue Code. Presidential has not yet identified a suitable property to acquire with the proceeds of sale and if it does not find a suitable exchange property, the proceeds will be released from escrow and the sale will result in taxable capital gain of approximately $1,857,000.

         The carrying value of the property was $6,009,837(net of accumulated deprecation of $611,303). Presidential will, for financial reporting purposes, recognize a gain from the sale (before taxes) of approximately $1,655,000. For the year ended December 31, 2001, the Sunwood Apartments property had gross revenues of approximately $1,190,000 and operating income of approximately $198,000. For the six months ended June 30, 2002, gross revenues were approximately $561,000 and operating income was approximately $121,000.




                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 11, 2002                   PRESIDENTIAL REALTY CORPORATION



                                            By:      Jeffrey F. Joseph
                                               ----------------------------
                                               Jeffrey F. Joseph
                                               President